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                            SUMMARY PLAN DESCRIPTION

                                     OF THE

                                CELANESE AMERICAS

                             RETIREMENT SAVINGS PLAN

            This document constitutes part of a prospectus covering
                 securities that have been registered under the
                             Securities Act of 1933





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


                            SUMMARY PLAN DESCRIPTION

                                     OF THE

                                CELANESE AMERICAS

                             RETIREMENT SAVINGS PLAN



                                TABLE OF CONTENTS


                                                 Page

INTRODUCTION                                       1

         Plan History                              1
         Shortened Names                           2
         Statutory Compliance                      2
         Governing Document                        2

OVERVIEW                                           3

GENERAL INFORMATION                                4

         Type of Plan                              4
         Plan Year                                 4
         Trustee                                   4
         Recordkeeper and Service Center           4
         Plan Administrator                        4
         Agent for Service of Legal Process        5
         Identification Numbers                    5

PARTICIPATION IN THE PLAN                          5

         Eligibility Service                       5
         Enrollment                                6
         Participation After Reemployment          6

YOUR CONTRIBUTIONS TO THE PLAN                     7

         Before-Tax Contributions                  7
         After-Tax Contributions                   8
         Annual Compensation                       8
         Changing Your Contribution Rate           9
         Rollovers to the Plan                     9

         Your Accounts                            10
         Annual Limits                            10

MATCHING CONTRIBUTIONS                            11

         Amount of Match                          11
         Matching Account                         12
         Special Limit                            13
         Tax Treatment                            13

INVESTMENT FUNDS                                  13

         Earnings or Losses                       13
         Account Statements                       14
         Changing Your Investments                14
         Celanese Americas Stock Fund             14
         Your Investment Choices                  15
         Other Information                        17

VESTING                                           17

         Vesting Schedule                         18
         Vesting Service                          18
         Break in Service                         19
         Effect of Break in Service               19
         Forfeiture                               19

PAYMENT OF BENEFITS                               20

         Amount of Benefit                        20
         Form of Payment                          21
         Direct Rollover Option                   22
         Payment in Stock                         23

DEATH BENEFITS                                    23

         Your Beneficiary                         23
         Direct Rollover Option for Spouses       24

WITHDRAWALS                                       24

         General Rules                            24
         Hardship Withdrawals                     26
         Payment in Stock                         27

LOANS                                              27

         Amount of Loan                            27
         Loan Approval                             29
         Collateral                                29
         Interest Rate                             29
         Applying for a Loan Using the
           Voice Response System                   30
         Other Rules                               30

CLAIMS FOR BENEFITS                                31

         Initial Claim                             31
         Denial of Claim                           31
         Appeals Process                           31

MISCELLANEOUS                                      32

         Inactive Status                           32
         Overall Limit on Contributions            32
         Other Restrictions                        33
         Qualified Domestic Relations Orders       33
         Tax Treatment                             33
         Plan Amendment and Termination            34
         Top-Heavy Rules                           34
         Tender Offer                              34

INFORMATION AVAILABLE UPON REQUEST                 35

YOUR RIGHTS UNDER ERISA                            36

DOCUMENTS INCORPORATED BY REFERENCE                38

AVAILABLE INFORMATION                              38

APPENDIX A - INVESTMENT FUND PERFORMANCE           39

APPENDIX B - PLAN LOAN DOCUMENTS                   40

                            SUMMARY PLAN DESCRIPTION

                                     OF THE

                                CELANESE AMERICAS

                             RETIREMENT SAVINGS PLAN



                                  INTRODUCTION

                  This is a summary of the Celanese Americas Retirement Savings Plan as in effect on November 1, 1999. Celanese Americas Corporation maintains the savings plan for the benefit of its own eligible employees and the eligible employees of other companies that participate in the plan.

Plan History

                  The Hoechst Celanese Savings Plan was created on January 1, 1989. (It was the result of the merger of the American Hoechst Corporation Savings Plan and the Celanese Savings and Investment Plan.) It was renamed the Hoechst Corporation Retirement Savings Plan in 1998 but Hoechst Celanese Corporation (later renamed HNA Holdings, Inc. and subsequently renamed CNA Holdings, Inc.) retained principal sponsorship of the Plan.

                  In anticipation of the October 22nd spinoff by Hoechst AG of its chemical businesses to Celanese AG, Hoechst Corporation was renamed Celanese Americas Corporation. Celanese Americas Corporation assumed responsibility for the savings plan from CNA Holdings, Inc. and renamed it the Celanese Americas Retirement Savings Plan effective November 1, 1999.

                  The Hoechst Celanese Savings Plan for Coventry Hourly Employees was merged with and into the Celanese Americas Retirement Savings Plan effective November 1, 1999.

Shortened Names

                  Throughout this summary, the Celanese Americas Retirement Savings Plan and the Hoechst Corporation Retirement Savings Plan that preceded it are referred to as "the Plan."

                  The Celanese Americas Retirement Plans Service Center is called "the Service Center" for short. The Service Center may be reached at 1-800-331-BENE (2363).

                  Celanese Americas Corporation is referred to as "Celanese." Celanese Americas Corporation and the other companies participating in the Plan, grouped together, are called "the Company."

                  The Hoechst Celanese Savings Plan for Coventry Hourly\ Employees is referred to as "the Coventry Plan."

Statutory Compliance

                  The Plan is intended to qualify under section 401(a) of the Internal Revenue Code of 1986 as amended, and to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including provisions governing reporting, disclosure, participation, vesting, and fiduciary responsibility.

                  The Plan is intended to be a plan described in section 404(c) of ERISA and U.S. Department of Labor regulations Section 2550.404c-1. Thus, the fiduciaries of the Plan may be relieved of liability for any losses that are the result of investment instructions given by a plan participant or beneficiary.

Governing Document

                  This booklet summarizes the official Plan document. If there is a difference between this booklet and the Plan document, the Plan document will govern. The Plan, as it applies to all participants, may be changed or ended at any time by written action of the board of directors of Celanese or, in certain circumstances, by the Celanese Americas Benefits Committee.

                  You should keep this summary with your permanent records.

                                    OVERVIEW

                  The Plan belongs to a special class of retirement plans called "401(k)" plans. It is designed to give you the opportunity to save money on a tax-deferred basis. For every dollar you save under the Plan, up to 5% of your pay, the Company will make a dollar-for-dollar matching contribution.

                  Your benefit from the Plan will supplement the retirement income you may receive from the Retirement Pension Plan, Social Security, and your personal savings.

                  Here are some highlights of the Plan:

         - You become eligible to save money through the Plan when you have one year of service.

         - You may save 2% to 15% of your pay on a before-tax basis, an after-tax basis, or a combination of both. The amount you decide to save will be withheld by payroll deduction.

         - The Company matches your savings dollar for dollar, up to 5% of your pay each payroll period. You vest in matching contributions after three years of service.

         - Your savings and matching contributions are set aside in individual accounts for you. You will receive periodic statements showing the total of your account balances.

         - Your accounts may grow through investment earnings but can also shrink because of investment losses. The Plan offers a variety of investment funds; you choose the ones you want to invest your money in.

         - You are entitled to a payout of your Plan benefit -- that is, the amounts in your accounts -- after you leave the Company. You do not have to wait until retirement age.

         - Under certain conditions, you may withdraw money from your accounts while you're still working for the Company.

         - The Plan's loan program offers an alternative to a withdrawal, if you need access to your savings while you're still working for the Company.

                  You can initiate most Plan transactions through the Service Center by calling 1-800-331-BENE (2363).

                               GENERAL INFORMATION

Type of Plan

                  The Plan is a profit sharing plan with 401(k) and stock bonus plan features. The Plan is designed to give you the opportunity to accumulate funds on a tax-deferred basis and, if you like, to invest in Celanese AG ordinary shares.

Plan Year

                  The books and records of the Plan are maintained on a plan year basis. The Plan's plan year is the calendar year (January 1st to December
31st).

Trustee

                  The Plans's Trustee is Bankers Trust Company. Bankers Trust may be reached at 130 Liberty Street, New York, NY 10006.

                  The function of the Trustee is to hold all of the Plan's assets in a trust fund.

Recordkeeper and Service Center

                  Towers Perrin acts as recordkeeper for the Plan. Towers Perrin may be reached by calling the Service Center at 1-800-331-BENE (2363).

                  All transactions initiated by using the Voice Response System require the use of your personal identification number ("PIN"). You are solely responsible for the safekeeping of your PIN. The Plan, the Benefits Committee, and the Company will not be responsible for transactions initiated over the Voice Response System by anyone who uses a valid PIN. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction, you should call the Service Center immediately.

                  You may periodically change your PIN by calling the Service Center.

Plan Administrator

                  The Plan's plan administrator is the Celanese Americas Benefits Committee, which is made up of the following Celanese personnel:

                           Vice President, Human Resources
                           Manager, Employee Benefits
                           Manager, Pension Plan

                  The Benefits Committee has general responsibility for administering the Plan and reviewing claims for benefits. The Benefits Committee may be reached at Celanese Americas Corporation, 86 Morris Avenue, Summit, NJ 07901, telephone (908) 522-7500.

Agent for Service of Legal Process

                  Legal process against the Plan may be served on the Secretary of Celanese at 86 Morris Avenue, Summit, NJ 07901.

Identification Numbers

                  The Plan is identified by the tax identification number assigned to Celanese, which is 22-1862783. The Plan's plan number is 333.

                            PARTICIPATION IN THE PLAN

                  If you were a participant in the Plan on October 31, 1999, your participation automatically continues.

                  If you were a participant in the Coventry Plan on November 1, 1999, your participation in the Plan begins on that date.

                  Otherwise, you are eligible to participate in the Plan if you are a non-union employee of the Company. (The only union employees who are permitted to participate are those formerly covered by the Coventry Plan.) You will become a participant on the first day of the month that coincides with or immediately follows the date on which you complete one year of "eligibility service."

Eligibility Service

                  If you are a permanent, full-time employee of the Company (as defined by your employer or the plant or facility where you work), you will have a year of eligibility service when you have been continuously employed for 12 full consecutive months, counting from your employment date (or reemployment date).

                  If you are a part-time or temporary employee of the Company, a year of eligibility service is a 12-month period, beginning on your employment date, in which you are credited with at least 1,000 hours of service. If you are not credited with 1,000 hours of service during your first year of employment, you will complete a year of eligibility service at the end of the first plan year in which you are credited with at least 1,000 hours of service.

                  An "hour of service" is an hour for which you are paid or entitled to be paid by the Company (or any affiliated company) for the performance of employment duties. If you are paid for non-working periods such as holidays, vacations, and sick time, you will also receive credit for hours of service for those periods. Usually, no more than 501 hours of service will be credited for any single, continuous, non-working period.

                  You will receive no credit for hours of service when you are receiving workers' compensation, unemployment compensation, or long-term disability insurance payments, or when you are being reimbursed for medical expenses.

Enrollment

                  To start saving through the Plan, follow the instructions in the enrollment kit that will automatically be mailed to you 45 days before you are first eligible to participate. Return your completed enrollment and authorization form and your beneficiary designation form to the Service Center in the pre-addressed, stamped envelope in the kit. If you have any questions, call the Service Center at 1-800-331-BENE (2363).

Participation After Reemployment

                  If your employment terminates after you become a participant, you will be an inactive participant until your vested benefit is paid to you. The "Miscellaneous" section contains information on inactive participant status.

                  Some special rules apply if you leave and then, later, are rehired:

                  - If you meet the conditions for Plan participation but your employment terminates before you actually begin to make contributions, and if you are then rehired, you will be eligible to make contributions starting on the first day of the month after your reemployment date.

                  - If your employment terminates after you become a participant and actually begin to make contributions, and if you are then rehired, you may start making contributions again as soon as administratively practicable after you re-enroll (see below).
                           EXCEPTION: You will remain an inactive participant if you have changed to a job category that the Plan does not cover (generally, a union position).

                  - Contributions to the Plan do NOT automatically start up again when you are rehired. If you want to start contributing again, you must contact the Service Center at 1-800-331-BENE (2363) to re-enroll.

                         YOUR CONTRIBUTIONS TO THE PLAN

                  The Plan is intended to allow you to save money on a tax-deferred or "before-tax" basis, but you may also make "after-tax" contributions. Both kinds of contributions are taken out of your pay by payroll deduction. You may begin to contribute to the Plan as soon as you become a participant (as defined on page 5), or at any time after that as long as you are employed by the Company.

Before-Tax Contributions

                  Before-tax contributions are called that because you will not have to pay federal income tax on these contributions until you get them back from the Plan.

                  You may elect to contribute from 2% to 15% of your annual compensation as before-tax contributions -- but if you want to make after-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 15% of your annual compensation.

After-Tax Contributions

                  You may also elect to make contributions that are taxable in the year in which you make them -- that is, "after-tax" contributions.

                  If you make after-tax contributions to the Plan, you pay taxes as you go. This means that the portion of your Plan benefit that is made up of your after-tax contributions will not be taxed again when you receive it.

                  You may elect to contribute from 2% to 15% of your annual compensation as after-tax contributions -- but if you want to make before-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 15% of your annual compensation.

Annual Compensation

                  For the purposes of the Plan, your annual compensation is:

                  - your regular taxable wages (base pay plus the straight-time portion of any overtime you earn) paid to you by the Company for the plan year,

                  PLUS

                  - the amounts you contribute to the Plan and to the Celanese Americas Corporation Flexible Benefits Program as before-tax contributions,

                  PLUS

                  - any shift premium payments, vacation and holiday pay for time not worked, full-pay sick-leave pay, military make-up pay, and jury duty make-up pay you earn.

                  Federal law limits the amount of annual compensation that may be taken into account for retirement plan purposes. For 2000, the limit is $170,000; for the year 1999, it was $160,000. For years after 2000, contact the Service Center at 1-800-331-BENE (2363) to learn the annual limit. The Internal Revenue Service makes a cost-of-living adjustment to the compensation limit each year.

Changing Your Contribution Rate

                  Contributions to the Plan are voluntary; you are not required to contribute at all. If you do decide to contribute, you may change the percentage of compensation that you will contribute in the future as before-tax or after-tax contributions by calling the Service Center at 1-800-331-BENE
(2363). You may also stop your before-tax or after-tax contributions (or both) at any time. Contributions will stop as soon as administratively practicable after you notify the Service Center that you want to stop contributing to the Plan.

                  After stopping your contributions, you may start making contributions again by calling the Service Center to set a new contribution rate.

                  If you notify the Service Center by midnight (EST) on Wednesday, your change will go into effect with the next available payroll period.

                  If you choose not to contribute to the Plan when you first become a participant, you may start making contributions at a later time. Payroll deductions will begin as soon as administratively practicable after you notify the Service Center that you want to make contributions.

Rollovers to the Plan

                  Generally, you may contribute to the Plan only through payroll deduction. However, if you have an interest in another qualified retirement plan, or if you have transferred such an interest to an individual retirement account ("IRA"), you may be allowed to transfer or "roll over" that interest to the Plan.

                  The plan administrator must give you permission to do a rollover. You may not do a direct rollover of an amount that is held in a defined benefit plan or a money purchase pension plan.

                  If you want to roll over money into the Plan, contact the Service Center at 1-800-331-BENE (2363) to request a rollover kit. The kit will be mailed directly to your home.

Your Accounts

                  Amounts withheld from your paycheck as contributions to the Plan will be paid to the Trustee as soon as reasonably practicable after each payroll period, and never later than 15 business days after the end of the month in which they were withheld.

                  Individual accounting for the different kinds of contributions will be set up for you by the recordkeeper. Before-tax contributions will be credited to your "before-tax account" and after-tax contributions will be credited to your "after-tax account." Any amount you roll over to the Plan will be credited to your "rollover account."

                  You will always have a nonforfeitable or "100% vested" right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. This means that you have access to your money as soon as administratively practicable after your employment terminates, even if you leave before retirement age.

Annual Limits

                  Federal law limits the amount you may contribute in any one calendar year to a 401(k) plan like the Plan.

                  The before-tax contribution limit is $10,500 for 2000 (and was $10,000 for 1999). For years after 2000, contact the Service Center at 1-800-331-BENE (2363) to learn the annual limit. The Internal Revenue Service makes a cost-of-living adjustment to the before-tax contribution limit each year.

                  If you would exceed the annual before-tax contribution limit, amounts that would otherwise go into your before-tax account will, instead, be treated as after-tax contributions and will go into your after-tax account.

                  Certain higher-paid participants may be affected by rules that "cap" the amount of contributions they may make. If these rules affect you in a particular plan year:

                  - Your contributions may be reduced or stopped for the rest of the plan year.

                  - Excess contributions (and any earnings on them) may be taken out of the Plan and paid to you after the end of the plan year. Matching contributions on the excess contributions will be forfeited to the Plan.

                  - Any contributions and earnings returned to you must be included in your taxable income.

The plan administrator will inform you if you will be affected.

                             MATCHING CONTRIBUTIONS

                  To add to your retirement savings in the Plan, the Company will make a tax-deferred matching contribution on your behalf. Matching contributions are based on your before-tax and after-tax contributions. The Company will generally be entitled to a federal tax deduction for contributions it makes to the Plan.

Amount of Match

                  The Company will match your contributions dollar for dollar -- but there is a cap on the match. Contributions that are in excess of 5% of your compensation will not be matched.

         EXAMPLE 1: If your compensation is $30,000, here's what happens at different contribution levels:

         Savings                            Company           Total Added
         Rate              Amount           Match             To Your Accounts
         ---------------------------------------------------------------------
          2%               $  600           $  600                 $1,200

          5%               $1,500           $1,500                 $3,000

         10%               $3,000           $1,500                 $4,500

         15%               $4,500           $1,500                 $6,000

         Notice that the Company matches the first 5% of compensation ($1,500) that you contribute.

         It does not matter whether your contributions are all before-tax, all after-tax, or a combination of both.

         EXAMPLE 2: Suppose your compensation is $145,000 and you would like to contribute to the Plan exclusively on a before-tax basis. But, since the annual before-tax contribution limit will come into play at higher contribution levels, some of your contributions may have to be after-tax. (Remember, your before-tax contributions will change to after-tax contributions when you hit the before-tax contribution limit.)

         If we use the 2000 plan year before-tax contribution limit of $10,500 (the 1999 plan year limit was $10,000), here's what happens at different contribution levels:

         Savings
         Rate         Before-Tax      After-Tax      Match      Total
         -------------------------------------------------------------
          5%           $ 7,250          $    0       $7,250    $14,500

          8%           $10,500          $1,100       $7,250    $19,950

         10%           $10,500          $4,000       $7,250    $21,750

         15%           $10,500         $11,250       $7,250    $29,000

         As you can see, the match is on the first 5% of compensation ($7,250) that you contribute.

                  Note:  Amounts that you roll over to the Plan are not matched.

Matching Account

                  The matching contributions made on your behalf will be credited to your "matching account."

                  You will not have the right to receive the money in your matching account until you are "vested." Vesting is discussed later in this summary.

Special Limit

                  Certain participants may be affected by rules that limit the amount of after-tax and matching contributions that may be made by or for higher-paid employees. If you are affected in a particular year, the excess after-tax contributions (and any earnings on them) shall be paid back to you and the excess matching contributions made on your behalf (and any earnings on them) will be taken out of your Account and may be forfeited to the Plan. The plan administrator will inform you if the limit on after-tax and matching contributions will affect you.

Tax Treatment

                  You will not have to pay federal income tax on the money the Company contributes on your behalf until you receive a payout of your benefit from the Plan.

                                INVESTMENT FUNDS

                  Under the Plan, you may choose the investment funds, from several possible alternatives, in which the money in your accounts will be invested. Information about the Plan's investment funds is given in this section and in Appendix A.

                  The money in your accounts must be invested in multiples of 5% of the total. The same investment choices will apply to your before-tax, after-tax, and matching contributions. If you do a rollover to the Plan, you will choose investments separately for your rollover account.

                  Each fund option within the Plan may also have a portion invested in cash for liquidity purposes (e.g., to meet transfer and withdrawal requests). These cash reserves are invested in high quality, conservative fixed income securities that emphasize safety of principal and stable income.

Earnings or Losses

                  As of the last business day of each month, investment earnings or losses and expenses will be allocated to Plan participants' accounts in proportion to account balances. Your accounts will receive an allocation of earnings or losses even if you are an inactive participant.

                  Brokers' fees and other investment charges and fees associated with the recordkeeping and administration of the Plan may be paid from Plan assets and charged against participants' accounts.

Account Statement

                  Periodically, you will receive an individual statement showing the changes in the total of your account balances. Each statement will reflect all adjustments since the date of your previous statement, including (1) contributions made by you and the Company and (2) investment gains or losses.

Changing Your Investments

                  Future Plan Investments

                  You may change your choice of funds and/or the percentage invested in each fund by calling the Service Center at 1-800-331-BENE (2363). Changes will go into effect on the first day of the month after you give the Service Center your new investment choices. All changes must be in multiples of 5%.

                  Existing Plan Investments

                  You may also transfer amounts already invested in one investment fund to another investment fund by calling the Service Center. Transfers will be made as of the last day of the month in which you give the Service Center your transfer instructions in order to be effective as of the 1st day of the following month for investment income and loss allocation purposes.

Celanese Americas Stock Fund

                  You will be able to invest your accounts in Celanese AG stock when the Celanese Americas Stock Fund becomes available in April, 2000. Further information about this new investment fund and all the other investment funds is given below.

Your Investment Choices

                  You may choose to invest your Plan accounts in any or all of the following investment funds:

                  1. Fund A, the Common Stock Fund, invests in common stocks, primarily of major U.S. corporations, which are believed to be priced low relative to their intrinsic, or real, value. The objective of this fund is to provide long-term growth from capital appreciation and dividend income through diversified investments in common stock. This fund is managed by Sanford C. Bernstein Company.

                  2. Fund B, the Fixed Interest Fund, invests in a Time Deposit Account with Citibank (South Dakota) N.A. This fund is insured up to $100,000 by the Federal Deposit Insurance Corporation ("FDIC") for each participant account. The objective of this fund is to provide a relatively predictable rate of return while maintaining safety of principal and conservative income. This fund is managed by Citibank (South Dakota) N.A. (CBSD).

                  3. Fund C, the Stock Index Fund, invests in the common stocks that make up the S&P 500 Index. The S&P 500 Index is a diversified group of stocks of 500 established companies, and is commonly used as a broad measure of the overall stock market's performance. The S&P 500 Index is made up of industrial, transportation, utility, and financial stocks. The objective of this fund is to provide returns that closely match those of the S&P 500 Index as well as long-term capital appreciation and dividend income. This fund is managed by Bankers Trust Company.

                  4. Fund D, the Government Securities Fund, invests in direct obligations of the U.S. Treasury (such as Treasury bills, notes, and bonds), which are backed by the full faith of the U.S. Government. The fund can hold a combination of securities with varying maturities or invest 100% of the portfolio in money market instruments or 30-year Treasury Bonds. The objective of this fund is to provide a moderate to high level of interest income and price appreciation with the goal of outperforming the rate of inflation. This fund is managed by Hoisington Investment Management Company.

                  5. Fund E, the Aggressive Growth Fund, invests in stocks of smaller emerging growth companies perceived to have high earnings potential and good management and financial strength. These stocks are generally traded on the NASDAQ (OTC) market. The objective of this fund is to provide long-term growth from capital appreciation by investing in common stocks of smaller companies with high growth potential. This fund is managed by Columbus Circle Investors.

                  6. Fund F, the Balanced Fund, normally invests approximately 60% of its assets in bonds, 30% in large company stocks, and 5% in small company stocks. International stocks make up the remaining 5% of the fund's assets. The fund places strict limits on the proportion of stocks and bonds that can be invested in a single company or industry -- no more than 5% is invested in any one company, no more than 25% in one industry. The objective of this fund is to provide high current income and long-term growth capital. This fund is managed by JP Morgan Investment Management Co.

                  7. Effective April 1, 2000, Fund G, the Celanese Americas Stock Fund, will be added as a seventh investment fund. (In some employee communications, this fund may be referred to as the Company Stock Fund). The Celanese Americas Stock Fund invests primarily in a single equity: Celanese AG ordinary shares. Celanese AG ordinary shares are listed for trading on the New York and Frankfurt Stock Exchanges. The market price of the Celanese AG ordinary shares on both exchanges is expected to be substantially equivalent, subject to fluctuations in currency exchange rates and local market conditions.

The performance of the Celanese Americas Stock Fund will not necessarily match (upward or downward) the actual performance of Celanese AG ordinary shares in the marketplace. As with other funds, an indeterminate portion of the Celanese Americas Stock Fund may be maintained in cash to accommodate liquidity and other administrative needs of the fund. Also, conditions affecting the market for Celanese AG ordinary shares may exist that could cause a delay between a participant's decision to increase or decrease his investment in this fund and the fund's ability to implement that decision through the purchase or sale of Celanese AG ordinary shares. For example, if there is a substantial immediate investment in the fund when it first becomes available on April 1, 2000 and the number of Celanese AG ordinary shares available for purchase at that time are limited, there could be a delay in the purchase of shares. Similarly, if a large number of participants all decide at approximately the same time to decrease their investment in the fund and there are not a commensurate number of buyers in the marketplace, there may be a delay in the sale of shares. As you can see, because of these circumstances and the Plan's monthly valuation system, you may not be able to increase or decrease your investment in Celanese AG ordinary shares as frequently or as readily as you could using your own money outside the Plan.

As with other funds that invest in stock, the value of Celanese AG ordinary shares can fluctuate. Share prices can go down as well as up, and the lack of diversification in the fund can result in large fluctuations in its value (including a complete loss in value). Consequently, the value of your contributions and earnings is at risk. Because the fund may also invest in cash, the fund's performance may vary from the performance of the stock.

                  The total amount of Celanese AG ordinary shares registered for offering under the Celanese Americas Stock Fund is currently 2,000,000 shares; this amount may be increased from time to time as required. Celanese AG ordinary shares will be purchased on the open market at prevailing market prices for the fund.

                  The Trustee and custodian for the Celanese Americas Stock Fund will be Bankers Trust Company. The broker for the fund will be BT Brokerage Corporation, a division of Bankers Trust Company.

                  If you invest in the Celanese Americas Stock Fund, you will be able to direct the Trustee, Bankers Trust Company, as to how to vote the shares of Celanese AG stock corresponding to your pro rata interest in the Celanese Americas Stock Fund. The Trustee will provide you with the annual report and other materials that are provided to Celanese AG shareholders from time to time. You will also be provided with proxy information.

Other Information

                  Information about the historical performance of Funds A, B, C, D, E, and F is given in Appendix A of this summary.

                  The "Miscellaneous" section contains information about voting your shares of Celanese AG stock in the event of a tender offer.

                                     VESTING

                  If your employment terminates for a reason other than retirement or total disability, your benefit from the Plan will depend on two things: the balances in your accounts, and whether you are vested when your employment terminates.

                  You will always have a nonforfeitable or "100% vested" right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. But you must earn the right to the money in your matching account. The process by which you do this is called "vesting."

Vesting Schedule

                  You will have a 100% vested right to the entire amount in your matching account at all times after you have earned three years of vesting service.

                  You will immediately become 100% vested in your matching account, regardless of the number of years of vesting service you have earned, if:

                  - you are still working for the Company when you reach age 65,

                  -        you die while you are still working for the Company,

                  - you retire under the terms of the Celanese Americas Retirement Pension Plan,

                  -        you terminate employment other than (1) for cause or
                           (2) because you voluntarily resign,

                  OR

                  - you suffer a total disability (see below) while you are still working for the Company.

                  You have a total disability if you have a physical or mental condition that (1) makes you unable to engage in any substantial gainful activity and (2) is expected to last for a long time or to result in your death. The Benefits Committee will decide whether your disability meets this standard.

Vesting Service

                  You earn a year of vesting service for each 12-consecutive-month period of employment with the Company, counting from your employment date (or reemployment date).

                  You will earn vesting service for at least a portion of any approved leave of absence. In addition, the Uniformed Services Employment and Reemployment Rights Act of 1994 protects the benefits of individuals who leave their jobs to serve in the armed forces. If you have been absent from work due to military service and you return to work after December 11, 1994, you may be entitled to have the time you were gone counted as years of vesting service.

                  If you have a break in service and then are rehired, you may lose the vesting service you earned before the break in service. This is discussed below.

Break in Service

                  A break in service is a period of 12 months that starts on your termination date and ends on the day before the anniversary of your termination date. You do not have a break in service until you have been absent from work for the entire 12 months.

                  Your first break in service will be delayed for a year if you are absent from work because of pregnancy, childbirth, or adoption, or care of your child immediately after birth or adoption.

Effect of Break in Service

                  Once you are vested in your matching account, you cannot lose your vesting service. This means that if you are vested, have a break in service, and later come back to work, you will always receive credit for your pre-break years of vesting service. Thus, you will always be 100% vested in your post-break matching account.

                  If you are not vested when you first have a break in service, your breaks in service will generally cancel out your years of vesting service. But, if you are rehired before you have five consecutive breaks in service, your pre-break years of vesting service will be added to the years of vesting service you earn after your reemployment. This means that you will become vested sooner than you otherwise would.

Forfeiture

                  If you terminate your employment before becoming vested in your matching account, you will forfeit (lose) that account and cease to be a participant as soon as:

                  -        you have five consecutive breaks in service

                  OR

                  - your other accounts are paid to you (or, if you have no other accounts, as soon as administratively practicable after your employment terminates).

                  Forfeited amounts are used in future years to reduce the amount that the Company must contribute to the Plan as matching contributions.

                               PAYMENT OF BENEFITS

                  Under some retirement plans, you have to wait until age 65 to receive benefits. With the Plan, you do not have to wait until any special age -- you may receive the vested amount in your accounts as soon as administratively practicable after you terminate your employment.

Amount of Benefit

                  The exact amount of your benefit will depend on the vested amount in your accounts.

         EXAMPLE 1: Your employment terminates when you have worked for the Company for less than three years. When you leave, you have the following account balances:

                           before-tax account        $   5,000
                           after-tax account         $   2,500
                           rollover account          $     -0-
                           matching account          $   7,000

         You are not vested in your matching account because you have not earned three years of vesting service. Therefore, your benefit is the sum of the amounts in your other accounts, or $7,500. (Remember, you are always 100% vested in your before-tax, after-tax, and rollover accounts.)

         EXAMPLE 2: Your employment terminates when you have worked for the Company for four years. When you leave, you have the following account balances:

                           before-tax account        $   15,000
                           after-tax account         $    5,000
                           rollover account          $      -0-
                           matching account          $   18,000

         In this example, you are vested in your matching account, so your benefit is the sum of the amounts in all of your accounts, or $38,000.

                  If your accounts remain in the Plan, they will continue to share in investment earnings or losses through the last completed valuation date preceding distribution. Therefore, your benefit may increase through earnings (or decrease through losses) after your termination date.

Form of Payment

                  Your benefit from the Plan will be paid in one lump sum.

                  If the vested amount in your accounts as of your termination date is $5,000 or less, your benefit will be paid as soon as administratively practicable after your employment terminates.

                  If the vested amount in your accounts as of your termination date is more than $5,000, you will usually be able to choose your benefit payment date:

                  - If you leave before your normal retirement date (defined below), you may choose any date after your termination date, up to and including your normal retirement date, as your benefit payment date.

                  - If you retire on your normal retirement date, you may choose any date after that, up to and including December 31st of the year that contains your normal retirement date, as your benefit payment date.

                  - If you retire after your normal retirement date, your benefit will be paid as soon as administratively practicable after your employment terminates.

                  Your normal retirement date is the first day of the month coinciding with or immediately following your 65th birthday.

                  If you have a choice about your benefit payment date, you must call the Service Center at 1-800-331-BENE (2363) to request your benefit.

                  Instead of having your benefit paid to you, you may have it transferred from the Plan to an IRA or another qualified retirement plan. Information on this "direct rollover" option is given below.

Direct Rollover Option

                  You always have the right to have your Plan benefit transferred to an IRA or another qualified retirement plan in a transaction called a direct rollover, provided that the other plan will accept a rollover from the Plan and that your benefit is an "eligible rollover distribution."

                  If you choose the direct rollover option, your benefit will not be paid to you, but will be paid instead to the custodian of your IRA or the Trustee of the other qualified retirement plan. The advantage of rolling over your Plan benefit is that you will not owe any federal tax on the money until later, when it is paid out to you.

                  If you are not doing a direct rollover to an IRA, the plan receiving the money must be either (a) a defined contribution retirement plAn described in section 401(a) of the Internal Revenue Code or (b) an annuity plan described in section 403(a) of the Internal Revenue Code.

                  It is important to note that if you do not choose the direct rollover option, you will owe income tax immediately, and 20% of your taxable benefit payment will be withheld for federal income tax.

                  The Service Center will provide you with information about the direct rollover option before your benefit is paid.

Payment in Stock

                  Ordinarily, benefits will be paid in cash. But, after April 1, 2000, you may, if you wish, receive the portion of your benefit that is invested in the Celanese Americas Stock Fund in the form of whole ordinary shares of Celanese AG, plus cash for any fractional shares.

                  You will be notified of your right to receive stock instead of cash before your benefit is paid. Of course, this special rule will apply to you only if you have money in the Celanese Americas Stock Fund.

                                 DEATH BENEFITS

                  There are two situations in which the Plan will pay a death benefit:

                  - If you die while you are still employed by the Company, your beneficiary will receive a death benefit equal to the total amount in your accounts even if you were not vested prior to your death.

                  - If you die after your employment has terminated but before you have received your vested benefit, your beneficiary will receive a death benefit equal to the vested amount in your accounts.

                  The death benefit will be paid to your beneficiary in one lump sum upon submission of a distribution form and other related required documents to the Service Center. For additional information and to request the required forms contact the Service Center at 1-800-331-BENE (2363).

Your Beneficiary

                  The person who will receive the vested amount in your accounts in the event of your death is called your beneficiary.

                  If you are married, your beneficiary will be your spouse, unless your spouse consents in writing to your choice of a different beneficiary. Such a consent must include a statement that your spouse understands the effect of giving his/her consent and must be witnessed by a notary public. Once your spouse has consented, you may not change your beneficiary without further consent of your spouse, unless your spouse's original consent gives you the right to do so, or unless your change is to name your spouse as your beneficiary.

                  If you are not married, you may name anyone you like as your beneficiary, and you may change your beneficiary at any time by filing a new beneficiary designation form.

                  The Service Center will provide the beneficiary designation/spousal consent form upon request.

                  If you do not designate a beneficiary, or if your beneficiary dies before you do or your designation is invalid for any reason, the death benefit will be paid to your surviving spouse or, if none, to your estate.

Direct Rollover Option for Spouses

                  A beneficiary who is a surviving spouse has the right to have the death benefit transferred directly to an IRA. If your surviving spouse chooses this direct rollover option, the death benefit will be paid to the custodian of the IRA and will not be subject to federal income tax until later, when the money is paid out of the IRA.

                                   WITHDRAWALS

                  The Plan is intended to provide you with a retirement benefit, so you are encouraged not to withdraw any money from the Plan while you are still employed by the Company. Nevertheless, certain kinds of withdrawals are permitted.

General Rules

                  You may withdraw money from the Plan only twice in any 12-month period, and you must take at least $500 each time (or the total amount available for withdrawal, if less than $500).

                  If you take a withdrawal from the Plan, you will not be permitted to return the money to the plan at any time.

                  To initiate a withdrawal, you must call the Service Center at 1-800-331-BENE (2363). Only participants actively employed by the Company may request withdrawals.

                  Unless you want a hardship withdrawal (see below), you do not have to ask for approval to withdraw money from your accounts. If you take a withdrawal, the amount requested will be withdrawn in the following order:

                  -        Any AFTER-TAX savings you made before January 1,
                           1987.

                  - Any AFTER-TAX savings you made on or after January 1, 1987 and the earnings on those savings.

                  - Earnings on any AFTER-TAX savings you made before January 1, 1987.

                  - Up to 50% of the vested portion of your MATCHING account. Matching contributions may be withdrawn only after (1) they have been in your account for 24 months or (2) you have been a participant in the Plan for at least five years.

                  -        The total value of your ROLLOVER account.

                  - Your BEFORE-TAX savings, and the earnings on those savings, if you're age 59 1/2 or older, or have a financial hardship (only earnings up to January 1989 can be withdrawn in the case of a financial hardship).

                  ONCE YOU HAVE REACHED AGE 59 1/2, you may withdraw all the money in all of your accounts without asking for approval.

                  To find out the amount available for a withdrawal or to request a withdrawal, call the Service enter at 1-800-331-BENE (2363).

                  If you need access to your accounts while you are still working for the Company, a loan may be a better alternative than a withdrawal. Loans from the Plan are discussed later in this summary.

Hardship Withdrawals

                  If you have a financial hardship, you may withdraw money from your accounts in the following order: your after-tax account; 50% of the vested portion of your matching account; your rollover account; and your before-tax account (and the earnings thereon up to January 1989).

                  You have a financial hardship if you need money to:

                  - pay tax-deductible medical expenses incurred by you, your spouse, or your dependents that are not eligible for reimbursement under an insurance plan;

                  -        purchase your primary residence;

                  - pay tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, or your dependents;

                  - prevent your eviction from your primary residence or foreclosure on your mortgage on your primary residence.

                  You may apply for a hardship withdrawal by calling the Service Center at 1-800-331-BENE (2363). Additional documentation regarding your hardship will be required, and all hardship withdrawals must be approved by the the Benefits Committee. To qualify for a hardship withdrawal, you must satisfy the following: (1) you must have obtained all distributions (other than hardship distributions) and all non-taxable loans available under all plans maintained by the Company,(2) the amount of the hardship withdrawal must not exceed the amount required to meet the immediate financial need created by the hardship and to pay any federal and state withholding, (3) you are prohibited from making any before-tax and after-tax contributions to the plan for at least 12 months after receipt of the hardship distribution, and (4) when you do recommence making before-tax contributions the amount you may contribute during the year in which you recommence contributions will be reduced.

Payment in Stock

                  Ordinarily, withdrawn amounts are paid in cash and are taken proportionately from all the investment funds in which a particular account is invested. After April 1, 2000, the portion of the withdrawal taken from the Celanese Americas Stock Fund will be paid in the form of ordinary shares upon request.

                                      LOANS

                  You may borrow money from your Plan accounts if the Service Center approves. You may apply for a loan by calling the Service Center at 1-800-331-BENE (2363). If you are going to apply for a loan over the phone, you should read the information on the Voice Response System (see below) very carefully.

Amount of Loan

                  You may borrow from your accounts in the following order: your before-tax account; your after-tax account; your rollover account; and your matching account, if you are vested in it.

                  You may not borrow less than $1,000 from the Plan, and all loan amounts must be multiples of $100. The maximum you may borrow is determined by a formula mandated by the Internal Revenue Code. That formula provides that any new loan amount (when added to the outstanding balance of all other loans from the Plan) may not exceed the smaller of the following amounts:

                  - $50,000 reduced by the excess of (1) the highest outstanding balance of loans during the 12 months before a new loan is made over (2) the outstanding balance of loans on the date of the new loan;

                  OR

                  -        50% of the vested amount in your accounts.

         EXAMPLE 1: If the vested amount in your accounts is $12,000 and you have never taken a loan before, the most you may borrow is 50% of $12,000, or $6,000.

         EXAMPLE 2: If the vested amount in your accounts is $140,000 and you have never taken a loan before, the most you may borrow is $50,000.

         EXAMPLE 3: Suppose the vested amount in your accounts is $125,000 and you have a loan outstanding. The "$50,000 reduced by ..." limit applies to you, so you need two additional pieces of information to figure out your maximum loan amount. Assume that:

                  - the highest outstanding loan balance during the 12 months before your new loan is made equals $30,000

                  AND

                  - the outstanding loan balance on the date of the new loan equals $20,000.

         The most you may borrow is calculated as follows:

                  A. Determine the excess of the highest outstanding loan balance during the 12 months before your new loan is made over the outstanding loan balance on the date of the new loan:

                                            $30,000 - $20,000 = $10,000

                  B.       Then, subtract the result of Step A from $50,000:

                                            $50,000 - $10,000 = $40,000

                  C. Then, subtract the outstanding balance of the current loan from $40,000:

                                            $40,000 - $20,000 = $20,000

                  D. Then, determine what is 50% of the vested amounts in your accounts:

                            50% x $125,000 = $62,500

                  E. The maximum amount of your loan is the lesser of C or D:

                                    C:   $20,000
                                    D:   $62,500
                                    Maximum:  $20,000

Loan Approval

                  The Service Center will rule on loan applications in a uniform and nondiscriminatory manner. It will take into consideration only the factors that would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Thus, the Service Center may not consider your race, color, religion, sex, age, or national origin, but may consider your creditworthiness, collateral, and financial need. The Plan prohibits you from taking a loan in order to purchase securities.

                  Loans from the Plan are usually repaid in installments through payroll deduction. If the amount of each installment payment would exceed 25% of your base pay, your loan application will be denied.

Collateral

If you take a loan from the Plan, you must put up collateral that is at least equal in value to the amount of the loan. In other words, if you borrow $1,500, your collateral must be worth at least $1,500.

                  The only collateral the Plan will accept is your account balance. No more than 50% of the vested amount in your accounts, valued at the time you get the loan, can be used as collateral.

Interest Rate

                  The Plan will charge interest on your loan. The exact rate of interest will be determined when your loan is approved by the Service Center; it will be the prime lending rate (as published in The Wall Street Journal on the last Wednesday of the month) plus 1%.

Applying for a Loan Using
the Voice Response System

                  When you apply for a loan using the Voice Response System, there are certain rules you should be aware of:

                  1. All transactions initiated by using the Voice Response System require the use of your personal identification number ("PIN"). You are solely responsible for the safekeeping of your PIN. The Plan, the Benefits Committee, and the Company will not be responsible for transactions initiated over the Voice Response System by anyone who uses a valid PIN. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction, you should call the Service Center immediately.

                  2. There are restrictions on when you may cancel your request for a loan. Your right to cancel a loan request will be explained over the Voice Response System. In no event will you be permitted to cancel a loan once the loan is processed.

                  3. Certain documents will be provided to you when your loan is processed. Samples of those documents are included in Appendix B of this summary. You should have this summary, open to Appendix B, in front of you when you request a loan.

Other Rules

                  You will have to pay any fees or charges that may be associated with the processing of your loan.

                  You may have only two loans outstanding at a time, and only one of them may be a home loan. If you are requesting a home loan you will be asked to provide additional information and documentation.

                  As noted above, loans are usually repaid in installments through payroll deduction (24 annual installments if you are paid on a bi-weekly basis and 48 annual installments if you are paid on a weekly basis) and except in the case of a home loan, must be repaid within 60 months. Home loans must be repaid within 180 months. If you are on unpaid leave of absence, contact the Service Center at 1-800-331-BENE (2363) for information about continuing to repay your loan.

                  You may pay off the remaining balance of your loan at any time after a three-consecutive-month period in which payments were (or could have been) made. The Service Center can tell you how much you need to pay to do an early loan payoff.

                  Generally, if your employment terminates and you have an outstanding loan, you will be required to pay off the remaining balance (plus accrued interest) within 30 days of receipt of a default notice. If you do not, the outstanding balance of the loan will generally be treated as a taxable benefit payment from the Plan.

                  Loan repayments will be paid back into your accounts based upon your current investment elections at the time of repayment.

                  More information about loans from the Plan is available from the Service Center.

                               CLAIMS FOR BENEFITS

Initial Claim

                  You begin the process of "claiming" your benefit by calling the Service Center at 1-800-331-BENE (2363). You should notify the Service Center well before your expected retirement date -- or the date on which you would like a benefit payment, withdrawal, or loan -- to ensure timely payment.

Denial of Claim

                  If your claim for a benefit, loan, or hardship withdrawal is denied for any reason, the Benefits Committee will notify you of this, in writing, within 90 days (or 180 days under special circumstances) after it receives your claim. The notice of denial will explain the specific reason(s) for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional information required in order to perfect the claim, tell why this information is necessary, and explain the steps to be taken if you wish to submit your claim for review.

Appeals Process

                  If you wish to appeal a denied claim, or if you disagree with an interpretation of the Plan, a statement of fact, or the Benefits Committee's computation of your benefit, you may petition the Benefits Committee for a review. Your petition must be made within 60 days of the date on which you receive your notice of denial, and must be made in writing. The Benefits Committee will render a written decision within 60 days (or 120 days under special circumstances) after it receives your petition.

                                  MISCELLANEOUS

Inactive Status

                  After your employment terminates, you will be an inactive participant until your vested benefit is paid to you. While you are an inactive participant, you will not be permitted to make contributions to the Plan; the Company will not make any matching contributions on your behalf; and you will not be permitted to request a withdrawal from the Plan or make a rollover contribution to the Plan. Your accounts will continue to grow through investment earnings (or decrease through losses) until your benefit is paid out and you will be allowed to transfer money within the funds offered under the Plan.

Overall Limit on Contributions

                  Federal law sets a limit on the amount that may be allocated to your accounts in any year.

                  The total amount allocated to your accounts in any one year may not be more than the smaller of (1) 25% of your compensation for the plan year, or (2) $30,000. The $30,000 "ceiling" may be adjusted periodically by the Internal Revenue Service. Contact the Service Center at 1-800-331-BENE (2363) to learn the current limit.

                  Matching contributions and your own contributions are all included in reaching the total, but amounts you rolled over are not included. Excess contributions (and earnings on them) attributable to after-tax or before-tax contributions will be returned to you, if necessary, to avoid a violation of the limit. Excess contributions (and earnings on them) attributable to matching contributions will be taken out of your Account and forfeited to the Plan.

Other Restrictions

                  The Plan was designed to help provide financial security for you and your family in your later years. Therefore, except as described in this summary, you are not permitted to assign your benefit to another person or use your benefit as collateral for a loan.

Qualified Domestic Relations Orders

                  Federal law does permit payment of all or a portion of your benefit to another person, provided that such a payment is made in compliance with a qualified domestic relations order or "QDRO" relating to child support, alimony, or marital property rights payments. In accordance with federal law, the Plan has QDRO procedures, a copy of which may be obtained by calling the QDRO Answer Line at (215) 772-7400.

Tax Treatment

                  The income tax rules relating to benefits paid from retirement plans are complicated and change frequently. Some of the basic, current rules are as follows:

                  For federal income tax purposes, a benefit payment or withdrawal from the Plan, which is attributable to your before-tax contributions, is considered taxable income for the year in which you receive it. Such amounts will usually be taxed at ordinary income rates.

                  State and local laws regarding the taxation of amounts paid from "401(k)" plans vary.

                  If your benefit consists in part of after-tax contributions on which you have already paid taxes, this part of a benefit payment or withdrawal (but not the income which it has earned) will not be taxed again.

                  In general, you must pay an additional 10% federal tax on any benefit payment or withdrawal you receive before you reach age 59 1/2. But payments made on account of death, disability, or early retirement at or after age 55 are not subject to this additional tax.

                  If you roll over your benefit to an IRA or another qualified retirement plan, you will not owe any Federal income tax on the money until later, when it is paid out to you. This method of postponing tax is discussed in more detail in the section called "Payment of Benefits."

                  Tax issues associated with the Plan are complicated. You should consult with a professional tax advisor prior to taking any money out of the Plan.

Plan Amendment and Termination

                  Although the Plan is intended to be permanent, Celanese reserves the right to amend or terminate it at any time by action of its Board of Directors. In addition, your employer may terminate its participation in the Plan at any time. In some situations, the Plan may also be amended by the Benefits Committee. Changes to the Plan will be made by written amendments to the official Plan document.

                  If your employer terminates its participation in the Plan, or if the Plan is terminated in its entirety, you will immediately become 100% vested in your matching account.

                  Because the Plan is a "defined contribution plan" and does not guarantee a specific benefit amount to participants, benefits are not insured by the Pension Benefit Guaranty Corporation.

Top-Heavy Rules

                  Federal law provides that if the Plan is shown to benefit certain "key employees" disproportionately, the Plan will be declared "top-heavy" and become subject to special rules. In the unlikely event that the Plan is declared "top-heavy," you will receive information concerning the impact of top-heaviness.

Tender Offer

                  As the section on "Investment Funds" pointed out, you will be able to invest your accounts in the Celanese Americas Stock Fund when it becomes available in April, 2000.

                  If Celanese AG ordinary shares become the object of a tender offer, all Plan participants who have money in the Celanese Americas Stock Fund will be asked if they want the Trustee to sell or "tender" the ordinary shares held on their behalf. IMPORTANT: If this occurs and you do not respond, it will be assumed that you do not wish to have the shares tendered. Because the Trustee will only tender ordinary shares of Celanese AG if it is specifically instructed to do so, you should consider your response (or non-response) carefully.

                       INFORMATION AVAILABLE UPON REQUEST

                  You may request any of the additional following information by contacting the Benefits Committee at Celanese Americas Corporation, 86 Morris Avenue, Summit, NJ 07901, telephone (908) 522-7500:

                                    (i) a description of the annual operating
                  expenses of each investment alternative which reduce the rate of return to participants and beneficiaries and the aggregate amount of such expenses expressed as a percentage of the average net assets of the designated investment alternative;

                                    (ii) copies of any prospectuses, financial
                  statements and reports, and of any other materials relating to the investment alternatives available under the plan, to the extent such information is provided to the plan;

                                    (iii) a list of the assets comprising the
                  portfolio of each designated investment alternative which constitute plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset , and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract, and the rate of return on the contract;

                                    (iv) information concerning the value of
                  shares or units in designated investment alternatives available to participants and beneficiaries under the plan, as well as the past and current investment performance of such alternatives, determined net of expenses, on a reasonable and consistent basis; and

                                    (v) information concerning the value of
                  shares or units in designated investment alternatives held in the account of the participant or beneficiary.

                             YOUR RIGHTS UNDER ERISA

                  As a participant in the Plan, you have certain rights and protections under ERISA. You are entitled to:

                  1. Examine, without charge, at the Benefits Department and other specified locations, all plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

                  2. Obtain a copy of the plan document upon written request to the Benefits Committee. The Benefits Committee may make a reasonable charge for the copies.

                  3. Receive a summary of the Plan's annual financial report. The Benefits Committee is required by law to furnish each participant with a copy of this summary annual report.

                  4. Obtain a statement telling you whether you have a right to receive a benefit at age 65 and, if so, what your benefit would be at age 65 if you stopped working now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing, and no one is required to give such a statement more than once a year. The Benefits Committee must provide the statement free of charge.

                  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to run the Plan prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

                  If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Benefits Committee review and reconsider your claim.

                  Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Benefits Committee to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the committee's control.

                  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you win the suit, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees -- for example, if it finds that your claim is frivolous.

                  If you have any questions about the Plan, you should contact the Service Center (at 1-800-331-BENE (2363)) or the Celanese Benefits Department. If you have any questions about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210.

                       DOCUMENTS INCORPORATED BY REFERENCE

                  The documents incorporated by reference in Celanese Americas Corporation's registration statement on Form S-8 registering Celanese AG ordinary shares offered under the Plan (which are incorporated herein by reference), and any documents required to be delivered pursuant to Rule 428(b) under the Securities Act of 1933, are available from Celanese Americas Corporation, without charge, upon written or oral request addressed to the Benefits Committee, 86 Morris Avenue, Summit, NJ 07901, telephone (908) 522-7500. Additional information about the Plan and its administrators may also be obtained from the Benefits Committee at the address and telephone number set forth above.

                              AVAILABLE INFORMATION

         As a result of registering its shares, Celanese AG became subject to the informational requirements of the Securities Exchange Act of 1934, and files reports and other information with the Securities and Exchange Commission. You may examine the reports and other information filed by Celanese AG, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois, 60661-2551 and Room 1300, Seven World Trade Center,

New York, New York 10048. You may also receive copies of these materials by mail from the Securities and Exchange Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as Celanese AG, that file electronically with the Commission. The ordinary shares of Celanese AG are traded on the New York Stock Exchange, and the materials are available for inspection and copying at their offices at 20 Broad Street, New York, New York 10005.

                                   APPENDIX A

                           INVESTMENT FUND PERFORMANCE

The following chart shows the investment performance for the 1 year, 3-year, and 5-year periods ended December 31, 1999 of the Common Stock Fund, Government Securities Fund, Fixed Interest Fund, Aggressive Growth, Stock Index Fund, and Balanced Fund. Because the Balanced Fund was a newly created fund for the Plan as of April 1, 1995, the 5-year investment performance listed below is actually the performance for the fifty-seven month period beginning April 1, 1995 and ending December 31, 1999.

The Celanese Americas Stock Fund will be available April 1, 2000. Because this Stock Fund is a newly created fund, no performance history is available at this time. Information concerning Celanese AG's business, including historical financial information which has been filed with the Securities and Exchange Commission is available upon request.

                             RETIREMENT SAVINGS PLAN
                           INVESTMENT FUND PERFORMANCE

          [RETIREMENT SAVINGS PLAN INVESTMENT FUND PERFORMANCE GRAPHIC]

AVERAGE ANNUAL RATE OF RETURNS

Fund                                 1999        3-Year       5-Year
A - Common Stock                     1.00         13.30        21.08
B - Fixed Interest                   5.40          5.73         5.94
C - Stock Index                     21.30         28.00        29.02
D - Government Securities          (11.00)         6.83        10.18
E - Aggressive Growth               90.00         32.40        25.26
F - Balanced*                        8.50         12.43        10.94
G - Company Stock**                  0.00          0.00         0.00

*The Balanced Fund began August 1,1995
**The Company Stock is available April 1,2000